PHOENIX INSIGHT FUNDS TRUST


TERMINATION OF A CERTAIN
CLASS OF SHARES

	WHEREAS, the Trustees of Phoenix Insight Funds Trust, a Massachusetts business trust (the "Trust"), acting pursuant to
Section 5.11 of the Declaration of Trust of the Trust dated as of December 6, 1995, as amended (the "Declaration of Trust"), have heretofore established and designated certain series and classes of shares of the Trust, as set forth in the Establishment and Designation of Series and Classes of Shares dated December 5, 2000, Amendment No. 1 to Establishment and Designation of Series and Classes of Shares dated April 27, 2001, Amendment No. 2 to Establishment and Designation of Series and Classes of Shares dated August 6, 2001, the Amended and Restated Establishment and Designation of Series and Classes of Shares dated March 28, 2002; the Amended and Restated Establishment and Designation of Series and Classes of Shares dated June 26, 2002; the Amended and Restated Establishment and Designation of Series and Classes of Shares dated January 2, 2003; the Amended and Restated Establishment and Designation of series and Classes of Shares dated June 30, 2003; the Amended and Restated Establishment and Designation of Series and Classes of Shares dated August 7, 2003; the Amended and Restated Establishment and Designation of Series and Classes of Shares dated January 28, 2004; the Amended and Restated Establishment and Designation of Series and Classes of Shares dated May 17, 2004; and the Amended and Restated Establishment and Designation of Series and Classes of Shares dated December 4, 2004;

	WHEREAS, the Board of Trustees of the Trust approved, subject to shareholder approval and coincident with the transition of investment advisory services to Phoenix Investment Counsel, Inc., that the Service Shares Class of Harris Insight Tax-Exempt Money Market Fund, Harris Insight Money Market Fund and Harris Insight Government Money Market Fund, would be converted to Class N Shares of the same funds; and

	WHEREAS, the Service Class Shares were converted to Class N Shares of the same funds on May 18, 2006;

	NOW THEREFORE, the undersigned, being at least a majority of the Trustees of the Trust, do hereby confirm that:

1.	pursuant to Section 8.2 of the Declaration of Trust,
the Service Class Share class for each above-referenced fund is hereby terminated;

2.	the Trustees are discharged from all further
liabilities and duties with respect to the Service
Class Share class of each above-referenced fund, and the rights and interests of any remaining shareholders of such Service Class Shares have ceased.



      IN WITNESS WHEREOF, the undersigned being a majority of the current Trustees of the Trust, have executed this instrument as of this 18th day of May, 2006.


      /s/ E. Virgil Conway
                     E. Virgil Conway

     /s/ Harry Dalzell-Payne
                     Harry Dalzell-Payne

     /s/ Daniel T. Geraci
                     Daniel T. Geraci

      /s/ Francis E. Jeffries
                     Francis E. Jeffries

                     /s/ Leroy Keith, Jr.
                     Leroy Keith, Jr.

      /s/ Marilyn E. LaMarche
                     Marilyn E. LaMarche

                     /s/ Philip R. McLoughlin
                     Philip R. McLoughlin

      /s/ Geraldine M. McNamara
                     Geraldine M. McNamara

                     /s/ James M. Oates
                     James M. Oates

      /s/ Richard E. Segerson
                     Richard E. Segerson

                     /s/ Ferdinand L. J. Verdonck
                     Ferdinand L.J. Verdonck